Exhibit 99.1

Wilshire Bancorp, Inc.

CONTACT INFORMATION:

Alex Ko, EVP & CFO - (213) 427-6560

www.wilshirebank.com

Wilshire Bancorp Announces Planned Redemption of

Remaining TARP Preferred Stock

LOS ANGELES (June 7, 2012) — Wilshire Bancorp, Inc. (NASDAQ: WIBC), the holding company (“the Company”) of Wilshire State Bank, announced today that it intends to redeem the remaining 2,158 shares of its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A (TARP Preferred Stock) that were issued under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program.  The effective date for the planned redemption will be July 6, 2012.  The shares are being redeemed from third-parties that purchased the Preferred Stock from the United States Department of the Treasury in a modified Dutch auction earlier this year.

The purchase price for shares of the Company’s TARP Preferred Stock in the redemption will be the stated liquidation value of $1,000.00 per share, plus any accrued or unpaid dividends that have been earned thereon up to, but not including, the date of redemption.  The Company anticipates the total cost of redeeming the remaining shares of TARP Preferred Stock will be approximately $2.2 million.  The Company has received all necessary regulatory approvals to complete the planned redemption.

The Company previously repurchased the other 60,000 shares of its TARP Preferred Shares from the United States Department of the Treasury in a modified Dutch auction at a price of $943.51 per share, for an aggregate purchase price of $56,610,600.00, plus accrued interest.  This transaction closed on April 3, 2012.  Following the planned redemption on July 6, 2012, no shares of the Company’s TARP Preferred Stock will remain outstanding.

“We are pleased to be able to announce this redemption,” said Jae Whan (J.W.) Yoo, President and Chief Executive Officer of Wilshire Bancorp. “Redeeming the TARP Preferred Stock is consistent with our plans to exit the TARP program as soon as possible. We believe the regulatory approval of this final redemption is further indication of the Company’s financial strength.  Our capital ratios following the redemption will continue to exceed the requirements of our regulators and the standards for well-capitalized banks. We are pleased with the work we have done to strengthen our regulatory relations, asset quality metrics, operating results, and profitability trends so that we can comfortably exit the TARP program.”

COMPANY INFORMATION

Headquartered in Los Angeles, Wilshire State Bank operates 24 branch offices in California, Texas, New Jersey and New York, and eight loan production offices in Dallas and Houston, TX, Atlanta, GA, Aurora, CO, Annandale, VA, Fort Lee, NJ, Newark, CA, and Bellevue, WA, and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area.

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. Any financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. The information in this press release speaks only as of the date of this release and Wilshire Bancorp specifically disclaims any duty to update the information in this press release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

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